Exhibit 99.1

T2 Biosystems Announces Fourth Quarter & Full Year 2020 Financial Results

LEXINGTON, Mass., March 4, 2020 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the rapid detection of sepsis-causing pathogens, today announced financial results for the fourth quarter and full year ended December 31, 2020.

Recent Highlights

•	Achieved 2020 revenue of $18.1 million, including product revenue of $11.7 million, representing growth of 118% and 119%, respectively, compared to the prior year period

•	Achieved record quarterly revenue of $7.8 million, including product revenue of $5.8 million, representing growth of 154% and 273%, respectively, compared to the prior year period

•	Sold 57 T2Dx® Instruments in 2020, including 47 in the U.S., more than doubling the U.S. installed base

•	Sold 21 T2Dx Instruments in the fourth quarter, including 19 in the U.S.

•

Increased U.S. sepsis test utilization by 72%, resulting in a fourth quarter annualized run rate of approximately $86,000 per legacy sepsis instrument and achieved U.S. COVID test utilization growth resulting in a fourth quarter annualized run rate of approximately $265,000 per instrument sold in 2020

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Determined the T2SARS-CoV-2TM Panel is capable of detecting SARS-CoV-2 virus variants including those identified in the United Kingdom, South Africa and Brazil, along with 99.99% of all currently identified variants based on sequence alignments and in silico analysis

•	Appointed Aparna Ahuja, MD as Chief Medical Officer to drive clinical programs and raise Company visibility within the medical laboratory community

“We made considerable progress across the business during 2020, including building strong demand for our products. Total product sales increased by 119%, including 284% in the U.S. market. We sold 57 new T2Dx Instruments, including 47 in the U.S., which more than doubled our U.S. instrument installed base, and increased sepsis test utilization in the U.S. by 72% compared to the prior year,” stated John Sperzel, President and CEO of T2 Biosystems. “Heading into 2021, we will continue to focus on three corporate priorities – accelerating our commercialization, improving our operations, and advancing our product pipeline – which we believe positions the company for sustained growth and long-term success.”

Fourth Quarter 2020 Financial Results

Total revenue for the fourth quarter of 2020 was $7.8 million, an increase of 154% compared to the prior year period. Product revenue for the fourth quarter of 2020 was $5.8 million, an increase of 273% compared to the prior year period, driven by increased test panel and instrument sales. Research and contribution revenue for the fourth quarter of 2020 was $2.0 million, an increase of 30% compared to the prior year period, driven by increased activity under the BARDA contract.

Operating expenses for the fourth quarter of 2020 were $8.7 million, a decrease of $3.2 million compared to the prior year period, driven by lower selling, general and administrative headcount and spending.

Net loss for the fourth quarter of 2020 was $9.9 million or a loss of $0.07 per share, compared to a net loss of $14.0 million, or a loss of $0.29 per share, in the prior year period.

Full Year 2020 Financial Results

Total revenue for 2020 was $18.1 million, an increase of 118%, compared to the prior year period. Product revenue for 2020 was $11.7 million, an increase of 119% compared to the prior year period. Research and contribution revenue for 2020 was $6.5 million, an increase of 115% compared to the prior year period.

Operating expenses for 2020 were $38.2 million, a decrease of $5.4 million compared to the prior year period driven primarily by lower selling, general and administrative headcount and spending.

Net loss for 2020 was $46.8 million, or a loss of $0.39 per share, compared to a net loss of $59.0 million, or a loss of $1.30 per share, in 2019.

Cash, equivalents, marketable securities and restricted cash were $52.7 million as of December 31, 2020.

2021 Financial Outlook

The Company expects full year 2021 total revenue to be between $24.0 million and $26.0 million, including product revenue between $16.0 million and $18.0 million and research and contribution revenue of $8.0 million. The Company expects to close at least 30 T2Dx Instrument contracts in 2021.

Webcast and Conference Call Information

T2’s management team will host a conference call today, March 4, 2021, beginning at 4:30pm ET. Investors interested in listening to the call may do so by dialing 877-407-9208 for domestic callers or 1-201-493-6784 for International callers. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at www.t2biosystems.com.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Candida® Panel, the T2Bacteria® Panel, the T2Resistance™ Panel, and the T2SARS-CoV-2™ Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2Cauris™ Panel, and T2Lyme™ Panel, as well as additional products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers, and biothreat pathogens.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue results and cash balance, financial outlook, anticipated strategic priorities, product demand, commitments or opportunities, and growth expectations or targets, , as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. Furthermore, statements contained in this document relating to the recent global outbreak of the novel coronavirus disease (COVID-19), the impact of which remains inherently uncertain on our financial results, are forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission, or SEC, on March 16, 2020, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Philip Trip Taylor, Gilmartin Group

philip@gilmartinIR.com

415-937-5406

T2 Biosystems, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share data)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$16,793	$11,033
Marketable securities	25,396	—
Accounts receivable	5,099	2,825
Inventories	3,636	3,599
Prepaid expenses and other current assets	2,660	1,438

Total current assets	53,584	18,895
Property and equipment, net	3,771	5,845
Operating lease right-of-use assets	11,034	3,360
Restricted cash	551	180
Marketable securities	10,002	—
Other assets	136	206

Total assets	$79,078	$28,486

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Notes payable	$—	$42,902
Accounts payable	2,058	3,753
Accrued expenses and other current liabilities	7,512	11,207
Derivative liability	—	2,425
Deferred revenue	230	285

Total current liabilities	9,800	60,572
Notes payable, net of current portion	45,235	—
Operating lease liabilities, net of current portion	10,533	1,873
Deferred revenue, net of current portion	424	46
Derivative liability	1,010	—
Other liabilities	3,350	—
Commitments and contingencies (see Notes 13)
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 148,078,974 and 50,651,535 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	147	51
Additional paid-in capital	431,545	342,121
Accumulated other comprehensive loss	9	—
Accumulated deficit	(422,975)	(376,177)

Total stockholders’ (deficit) equity	8,726	(34,005)

Total liabilities and stockholders’ (deficit) equity	$79,078	$28,486

T2 Biosystems, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited, in thousands, except share and per share data)

	Year ended December 31,
	2020	2019
Revenue:
Product revenue	$11,677	$5,327
Research revenue	11	563
Contribution revenue	6,442	2,445

Total revenue	18,130	8,335
Costs and expenses:
Cost of product revenue	21,280	16,763
Research and development	16,919	16,326
Selling, general and administrative	21,287	27,304

Total costs and expenses	59,486	60,393

Loss from operations	(41,356)	(52,058)
Interest expense, net	(5,504)	(7,348)
Other income, net	62	400

Net loss and comprehensive loss	(46,798)	(59,006)

Net loss per share — basic and diluted	$(0.39)	$(1.30)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	121,331,464	45,507,754

T2 Biosystems, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited, in thousands, except share and per share data)

	Q4 2020	Q4 2019
Revenue:
Product revenue	$5,834	$1,562
Research revenue		294
Contribution revenue	1,954	1,213

Total revenue	7,788	3,069
Costs and expenses:
Cost of product revenue	7,476	3,611
Research and development	4,036	4,279
Selling, general and administrative	4,596	7,546

Total costs and expenses	16,108	15,436

Loss from operations	(8,320)	(12,367)
Interest expense, net	(1,598)	(1,690)
Other income, net	9	16

Net loss and comprehensive loss	(9,909)	(14,041)

Net loss per share — basic and diluted	$(0.07)	$(0.29)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	148,018,044	47,870,662